Exhibit 99.1

K2M Group Holdings, Inc. Reports First Quarter 2018 Financial Results and
Updates Fiscal Year 2018 Outlook

Leesburg, VA, May 1, 2018 - K2M Group Holdings, Inc. (Nasdaq: KTWO) (the “Company” or “K2M”), a global leader of complex spine and minimally invasive solutions focused on achieving three-dimensional Total Body Balance™, today reported financial results for its first quarter ended March 31, 2018.
First Quarter 2018 Financial Summary:

•	Total first quarter revenue of $67.9 million, up 10% year-over-year on a reported basis and 8% on a constant currency basis.

•	Domestic first quarter revenue of $49.9 million, up 8% year-over-year, comprised of:

◦	U.S. Complex Spine growth of 8% year-over-year

◦	U.S. Minimally Invasive Surgery (MIS) growth of 6% year-over-year

◦	U.S. Degenerative growth of 9% year-over-year

•	International first quarter revenue of $18.0 million, up 15% year-over-year, and 9% on a constant currency basis.

•	Net loss of $11.4 million for the first quarter, compared to a net loss of $10.9 million in the comparable quarter last year.

•	Adjusted EBITDA loss of $3.0 million for the first quarter, compared to Adjusted EBITDA loss of $336,000 in the comparable quarter last year.
First Quarter Product Introductions and Strategic Highlights:

•
On February 26, 2018, the Company announced the licensure of its BACS® Data Management tool to the International Spine Study Group Foundation (ISSGF) for collecting spine patient data, including patient reported outcome measures (PROMs), as part of the ISSGF’s globally recognized research studies.

•
On March 14, 2018, the Company announced the commercial launch of the YUKON™ OCT Spinal System at the 34th Annual Meeting of the American Association of Neurological Surgeons/Congress of Neurological Surgeons Section on Disorders of the Spine and Peripheral Nerves (AANS/CNS). At the meeting, the Company also showcased Balance ACS® or (BACS), a comprehensive platform that applies three-dimensional solutions across the entire clinical care continuum to help drive quality outcomes for spine patients.

•	On March 29, 2018, the Company announced the appointment of Lane Major as Chief Operating Officer, a new position within K2M.
Highlights Subsequent to Quarter-End:

•
On April 27, 2018, the Company executed an exclusive agency and services agreement to replace its existing exclusive distribution agreement with its partner in Spain and Portugal, Medcomtech, S.A., whereby Medcomtech and K2M extended their partnership through 2024. Pursuant to the agreement, K2M acquired Medcomtech’s spine customer contracts and relationships and its existing K2M product inventory and instrumentation in exchange for certain outstanding receivables from Medcomtech.

In addition, Medcomtech will transition from a stocking-based distributor to a commission-based independent sales agency, and K2M will become responsible for and assume risk of billing, collections and inventory management for Medcomtech’s business related to K2M products while Medcomtech will remain focused on sales, marketing and market development activities for these products. Beginning in May, revenue generated by K2M in Spain and Portugal will reflect its supplier relationships at the hospital level as opposed to its prior wholesale relationship with Medcomtech. We believe this revised relationship with Medcomtech represents an opportunity to improve the growth and gross margin profile for Spain and Portugal going forward.
"Our first quarter total revenue growth of approximately 10% year-over-year reflect solid trends in the U.S. and stronger-than-expected demand in international markets," said Chairman, President, and Chief Executive Officer, Eric Major. "We delivered approximately 8% growth in the United States in Q1—at the high-end of our growth expectations—driven by solid execution against our strategic goal of increasing market share by introducing new and innovative spinal implant solutions like our first-of-its-kind MOJAVE PL 3D Expandable Interbody System featuring Lamellar 3D Titanium Technology and our YUKON OCT

Spinal System that can be used with the PALO ALTO Cervical Static Corpectomy Cage System, the first and only static corpectomy cage in the world to receive a cervical 510(k) clearance."
Mr. Major continued, "We have increased our fiscal year 2018 revenue guidance expectations to a new range of $283 million to $287 million based on our improved revenue outlook for Spain. We remain confident in our ability to drive above-market growth in the U.S., fueled by our continued focus on leading the spine market by introducing new and innovative spinal implant solutions to help surgeons care for patients around the world who suffer from debilitating spinal pathologies."
First Quarter 2018 Financial Results

	Three Months Ended March 31,		Increase / Decrease
($ in thousands)	2018	2017	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$49,890	$46,207	$3,683	8.0%	8.0%
International	17,986	15,678	2,308	14.7%	9.3%
Total Revenue	$67,876	$61,885	$5,991	9.7%	8.3%
Total revenue for the first quarter of 2018 increased $6.0 million, or 9.7%, to $67.9 million, compared to $61.9 million for the first quarter of 2017. Total revenue increased 8% year-over-year on a constant currency basis. The increase in revenue was primarily driven by higher sales volume from domestic new surgeon users and newer product offerings, and increased set investments by our distribution partners in Latin America.
Revenue in the United States increased $3.7 million, or 8.0% year-over-year, to $49.9 million, and international revenue increased $2.3 million, or 14.7% year-over-year, to $18.0 million. First quarter 2018 international revenue increased 9% year-over-year on a constant currency basis. Foreign currency exchange positively impacted first quarter international revenue by $0.8 million, representing approximately 540 basis points of 2018 international growth year-over-year.
The following table represents domestic revenue by procedure category:

	Three Months Ended March 31,		Increase / Decrease
($ in thousands)	2018	2017	$ Change	% Change
Complex Spine	$18,513	$17,136	$1,377	8.0%
Minimally Invasive	8,375	7,872	503	6.4%
Degenerative and other	23,002	21,199	1,803	8.5%
U.S Revenue	$49,890	$46,207	$3,683	8.0%
By procedure category, U.S. revenue in the Company’s complex spine, MIS and degenerative categories represented 37.1%, 16.8% and 46.1% of U.S. revenue, respectively, for the three months ended March 31, 2018.
Gross profit for the first quarter of 2018 increased 7.6% to $43.5 million, compared to $40.4 million for the first quarter of 2017. Gross margin was 64.0% for the first quarter of 2018, compared to 65.3% for the prior year period, a decrease primarily reflecting the mix of sales to our lower margin partners in Latin America this quarter. Gross profit includes amortization expense on investments in surgical instruments of $3.9 million, or 5.7% of sales, for the three months ended March 31, 2018, compared to $3.5 million, or 5.6% of sales, for the comparable period last year.
Operating expenses for the first quarter of 2018 increased $4.0 million, or 8.1%, to $53.5 million, compared to $49.5 million for the first quarter of 2017. The increase in operating expenses was driven primarily by a $2.3 million increase in sales and marketing expenses and a $1.3 million increase in general and administrative expenses, compared to the comparable period last year.
Loss from operations for the first quarter of 2018 increased $0.9 million to $10.0 million compared to a loss from operations of $9.1 million for the first quarter last year. Loss from operations included intangible amortization of $0.2 million for the three months ended March 31, 2018, compared to $2.4 million for the comparable period last year.
Total other expenses for the first quarter of 2018 decreased $0.5 million to $1.3 million, compared to $1.8 million last year. The decrease in other expense, net, was primarily attributable to an unrealized gain of $0.5 million from foreign currency remeasurement on intercompany payable balances, compared to unrealized loss of $27,000 in the first quarter last year.

Net loss for the first quarter of 2018 was $11.4 million, or $0.26 per diluted share, compared to a loss of $10.9 million, or $0.26 per diluted share, for the first quarter of 2017.
As of March 31, 2018, cash and equivalents were $17.2 million and outstanding long-term indebtedness included the carrying value of the Convertible Senior Notes of $39.8 million and the capital lease obligation, net of current maturities, of $33.5 million. In addition, the Company also had $7.0 million of outstanding borrowings and $34.6 million of unused borrowing capacity under its revolving credit facility.
2018 Outlook
The Company is updating its fiscal year 2018 expectations for revenue, net loss and adjusted EBITDA:

•
The Company now expects total revenue on an as reported basis in the range of $283.0 million to $287.0 million, representing growth of 10% to 11% year-over-year, compared to total revenue of $258.0 million in fiscal year 2017. Its prior revenue guidance expectations were for total revenue on an as reported basis in a range of $280.0 million to $284.0 million, representing growth of 9% to 10% year-over-year.

◦	The Company continues to expect growth in its U.S. business of approximately 10% to 11% year-over-year in 2018.

◦
The Company now expects growth in its International business of approximately 11% to 12% year-over-year in 2018, compared to prior guidance expectations for growth of approximately 5% to 7% year-over-year.

◦	The Company continues to expect currency to have a positive impact on total revenue in 2018 of approximately $2 million.

•	The Company continues to expect total net loss of $34.0 million to $30.0 million, compared to net loss of $37.1 million in fiscal year 2017.

•	The Company continues to expect an Adjusted EBITDA benefit in the range of $4.0 million to $8.0 million, compared to Adjusted EBITDA loss of $740,000 in fiscal year 2017.
Conference Call
Management will host a conference call at 5:30 p.m. Eastern Time on May 1, 2018 to discuss the results of the first quarter, and to host a question and answer session. Those who would like to participate may dial 866-393-4306 (734-385-2616 for international callers) and provide access code 8395568 approximately 10 minutes prior to the start of the call. A live webcast of the call will also be provided on the investor relations section of the Company's website at http://Investors.K2M.com/.
For those unable to participate, a replay of the call will be available for two weeks at 855-859-2056 (404-537-3406 for international callers); access code 8395568. The webcast will be archived on the investor relations section of the Company's website.
About K2M Group Holdings, Inc.
K2M Group Holdings, Inc. is a global leader of complex spine and minimally invasive solutions focused on achieving three-dimensional Total Body Balance. Since its inception, K2M has designed, developed, and commercialized innovative complex spine and minimally invasive spine technologies and techniques used by spine surgeons to treat some of the most complicated spinal pathologies. K2M has leveraged these core competencies into Balance ACS®, a platform of products, services, and research to help surgeons achieve three-dimensional spinal balance across the axial, coronal, and sagittal planes, with the goal of supporting the full continuum of care to facilitate quality patient outcomes. The Balance ACS platform, in combination with the Company's technologies, techniques and leadership in the 3D-printing of spinal devices, enable K2M to compete favorably in the global spinal surgery market. For more information, visit www.K2M.com and connect with us on Facebook, Twitter, Instagram, LinkedIn and YouTube.
Forward-Looking Statements
This press release contains forward-looking statements that reflect current views with respect to, among other things, operations and financial performance. Forward-looking statements include all statements that are not historical facts such as our statements about our expected financial results and guidance and our expectations for future business prospects. In some cases, you can identify these forward-looking statements by the use of words such as, “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.
Such forward-looking statements are subject to various risks and uncertainties including, among other things: our ability to achieve or sustain profitability in the future; our ability to demonstrate to spine surgeons and hospital customers the merits of our products and to retain their use of our products; pricing pressures and our ability to compete effectively generally;

collaboration and consolidation in hospital purchasing; inadequate coverage and reimbursement for our products from third-party payers; lack of long-term clinical data supporting the safety and efficacy of our products; dependence on a limited number of third-party suppliers; our ability to maintain and expand our network of direct sales employees, independent sales agencies and international distributors and their level of sales or distribution activity with respect to our products; proliferation of physician-owned distributorships in the industry; decline in the sale of certain key products; loss of key personnel; our ability to enhance our product offerings through research and development; our ability to maintain adequate working relationships with healthcare professionals; our ability to manage expected growth; our ability to successfully acquire or invest in new or complementary businesses, products or technologies; our ability to educate surgeons on the safe and appropriate use of our products; costs associated with high levels of inventory; impairment of our goodwill and intangible assets; disruptions to our corporate headquarters and operations facilities or critical information technology systems or those of our suppliers, distributors or surgeon users; our ability to ship a sufficient number of our products to meet demand; our ability to strengthen our brand; fluctuations in insurance cost and availability; our ability to remediate the material weaknesses in our IT general controls; our ability to comply with extensive governmental regulation within the United States and foreign jurisdictions; our ability to maintain or obtain regulatory approvals and clearances within the United States and foreign jurisdictions; voluntary corrective actions by us or our distribution or other business partners or agency enforcement actions; recalls or serious safety issues with our products; enforcement actions by regulatory agencies for improper marketing or promotion; misuse or off-label use of our products; delays or failures in clinical trials and results of clinical trials; legal restrictions on our procurement, use, processing, manufacturing or distribution of allograft bone tissue; negative publicity concerning methods of tissue recovery and screening of donor tissue; costs and liabilities relating to environmental laws and regulations; our failure or the failure of our agents to comply with fraud and abuse laws; U.S. legislative or Food and Drug Administration regulatory reforms; adverse effects associated with the exit of the United Kingdom from the European Union; adverse effects of medical device tax provisions; potential tax changes in jurisdictions in which we conduct business; our ability to generate significant sales; potential fluctuations in sales volumes and our results of operations over the course of a fiscal year; uncertainty in future capital needs and availability of capital to meet our needs; our level of indebtedness and the availability of borrowings under our credit facility; restrictive covenants and the impact of other provisions in the indenture governing our convertible senior notes and our credit facility; worldwide economic instability; our ability to protect our intellectual property rights; patent litigation and product liability lawsuits; damages relating to trade secrets or non-competition or non-solicitation agreements; risks associated with operating internationally; fluctuations in foreign currency exchange rates; our ability to comply with the Foreign Corrupt Practices Act and similar laws; increased costs and additional regulations and requirements as a result of being a public company; our ability to implement and maintain effective internal control over financial reporting; potential volatility in our stock price; our lack of current plans to pay cash dividends; potential dilution by the future issuances of additional common stock in connection with our incentive plans, acquisitions or otherwise; anti-takeover provisions in our organizational documents and our ability to issue preferred stock without shareholder approval; potential limits on our ability to use our net operating loss carryforwards; and other risks and uncertainties, including those described under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and our filings with the SEC.
We operate in a very competitive and challenging environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this release. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.
The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Unless specifically stated otherwise, our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make.
Investor Contact:
Westwicke Partners on behalf of K2M Group Holdings, Inc.
Mike Piccinino, CFA
443-213-0500
K2M@westwicke.com

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	March 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$17,192	$23,964
Accounts receivable, net	51,257	50,474
Inventory, net	77,394	71,424
Prepaid expenses and other current assets	6,790	7,842
Total current assets	152,633	153,704
Property, plant and equipment, net	48,053	49,200
Surgical instruments, net	27,776	26,250
Goodwill	121,814	121,814
Intangible assets, net	18,768	18,899
Other assets, net	3,934	3,260
Total assets	$372,978	$373,127

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities under capital lease obligation	1,161	1,122
Accounts payable	25,454	20,495
Accrued expenses	18,794	22,233
Accrued payroll liabilities	9,201	10,214
Total current liabilities	54,610	54,064
Bank line of credit	7,000	—
Convertible senior notes	39,790	39,176
Capital lease obligation, net of current maturities	33,514	33,812
Deferred income taxes, net	3,360	3,360
Other liabilities	342	316
Total liabilities	138,616	130,728
Stockholders’ equity:
Common stock, $0.001 par value, 750,000,000 shares authorized; 43,404,374 and 43,389,576 shares issued and 43,388,409 and 43,373,611 shares outstanding, respectively	43	43
Additional paid-in capital	492,602	491,012
Accumulated deficit	(260,619)	(249,221)
Accumulated other comprehensive loss	2,647	876
Treasury stock, at cost, 15,965 and 15,965 shares, respectively	(311)	(311)
Total stockholders’ equity	234,362	242,399
Total liabilities and stockholders’ equity	$372,978	$373,127

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended March 31,
	2018	2017
Revenue	$67,876	$61,885
Cost of revenue	24,419	21,479
Gross profit	43,457	40,406
Operating expenses:
Research and development	5,660	5,250
Sales and marketing	32,732	30,474
General and administrative	15,082	13,754
Total operating expenses	53,474	49,478
Loss from operations	(10,017)	(9,072)
Other expense, net:
Foreign currency transaction gain (loss)	478	(27)
Interest expense	(1,782)	(1,732)
Total other expense, net	(1,304)	(1,759)
Loss before income taxes	(11,321)	(10,831)
Income tax expense	77	42
Net loss	$(11,398)	$(10,873)
Net loss per share:
Basic and diluted	$(0.26)	$(0.26)
Weighted average shares outstanding:
Basic and diluted	43,118,112	42,224,734

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In Thousands)

	Three Months Ended March 31,
	2018	2017
Operating activities
Net loss	$(11,398)	$(10,873)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,546	7,195
Provision for inventory reserves	1,305	1,146
Stock-based compensation expense	1,451	1,541
Accretion of discounts and amortization of issuance costs of convertible senior notes	632	570
Changes in operating assets and liabilities:
Accounts receivable	(320)	438
Inventory	(6,859)	(1,263)
Prepaid expenses and other assets	877	(4,032)
Accounts payable, accrued expenses, and accrued payroll liabilities	227	431
Net cash used in operating activities	(8,539)	(4,847)
Investing activities
Purchases of surgical instruments	(4,479)	(3,157)
Purchases of property, plant and equipment	(840)	(1,553)
Changes in cash restricted for leasehold improvements	—	61
Purchase of intangible assets	(17)	(23)
Net cash used in investing activities	(5,336)	(4,672)
Financing activities
Borrowings on bank line of credit	7,000	—
Principal payments under capital lease	(259)	(223)
Issuances and exercise of stock-based compensation benefit plans, net of income tax	139	2,744
Net cash provided by financing activities	6,880	2,521
Effect of exchange rate changes on cash and cash equivalents	223	67
Net change in cash and cash equivalents	(6,772)	(6,931)
Cash and cash equivalents at beginning of period	23,964	45,511
Cash and cash equivalents at end of period	$17,192	$38,580

Significant non-cash investing activities
Additions to property, plant and equipment	$150	$750
Reductions to property, plant and equipment from earned grant incentives	$395	$—

Cash paid for:
Income taxes	$1	$64
Interest	$1,087	$1,090

K2M GROUP HOLDINGS, INC.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
(In Thousands)

Use of Non-GAAP Financial Measures
This press release includes the non-GAAP financial measures of revenue in constant currency, Adjusted Gross Profit, and Adjusted EBITDA.
The Company presents these non-GAAP measures because it believes these measures are useful indicators of the Company’s operating performance.  Management uses these non-GAAP measures principally as a measure of the Company's operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.  The Company also believes that these measures are useful to its management and investors as a measure of comparative operating performance from period to period.
Constant currency information compares results between periods as if exchange rates had remained constant period-to-period.  We calculate constant currency by converting the prior-year results using current-year foreign currency exchange rates.
Adjusted Gross Profit represents Gross Profit less amortization expense of surgical instruments.  The Company presentsAdjusted Gross Profit because it believes it is a useful measure of the Company's gross profit and operating performance because the measure is not burdened by the timing impact of instrument purchases and related amortization.
Adjusted EBITDA represents net loss plus interest expense, income tax expense, depreciation and amortization, stock-based compensation expense and foreign currency transaction (gain) loss.
The Company presents Adjusted EBITDA because it believes it is a useful indicator of the Company’s operating performance.  Management uses Adjusted EBITDA principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections.
Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items.  In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future.  Adjusted EBITDA contains certain other limitations, including the failure to reflect the Company’s cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized.  In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation.  The Company’s presentation of Adjusted EBITDA should not be construed to imply that the Company’s future results will be unaffected by any such adjustments.  Management compensates for these limitations by primarily relying on its GAAP results in addition to using Adjusted EBITDA supplementally.  The Company’s definition of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.
The following table presents reconciliations of gross profit to adjusted gross profit and net loss to Adjusted EBITDA for the periods presented.

$ in thousands	Three Months Ended March 31,
	2018	2017
Reconciliation from Gross Profit to Adjusted Gross Profit
Gross profit	$43,457	$40,406
Surgical instrument amortization	3,862	3,464
Adjusted gross profit (a Non-GAAP Measure)	$47,319	$43,870

	Three Months Ended March 31,
	2018	2017
Reconciliations from Net Loss to Adjusted EBITDA
Net loss	$(11,398)	$(10,873)
Interest expense	1,782	1,732
Income tax expense	77	42
Depreciation and amortization	5,546	7,195
Stock-based compensation expense	1,451	1,541
Foreign currency transaction (gain) loss	(478)	27
Adjusted EBITDA (a Non-GAAP Measure)	$(3,020)	$(336)

The following table presents a reconciliation of net loss to Adjusted EBITDA for our 2018 guidance:

Year Ended December 31,
2018
Net loss	$(32,000)
Interest expense	8,500
Income tax expense	100
Depreciation and amortization	23,000
Stock-based compensation expense	6,400
Foreign currency transaction gain	—
Adjusted EBITDA	$6,000
The reconciliation assumes the mid-point of the Adjusted EBITDA range and the mid-point of each component of the reconciliation, corresponding to guidance of $4.0 million to $8.0 million for 2018.